March 12, 2007

To: Mr. Mahmood Mawji & Mr. Karl Dhillon
Re: Notice of Early Termination

Dear Sirs:

Let this letter be served as your early termination notice pursuant to the terms of the Consulting Agreement you entered into with the Company on November 29, 2006. On February 08, 2007, Company sent an email request for services to complete our annual report 10-KSB to Mr. Dhillon and Mr. Mawji which remained non-responsive until March 12, 2007 (over 30 days) by both contractors.

            Pursuant to section 4.2 (d) of the consulting agreement, without prejudicing any other rights that the Company may have hereunder or at law or in equity, the Company hereby terminates Consulting Agreements immediately upon delivery of this written notice to the Contractors, the Company finds, the Contractors are unable or unwilling to perform the Services under their respective consulting agreements. Furthermore, Company finds Mr. Dhillon to be engaged as CFO and Mr. Mawji as VP of Service Air Group Inc. (BC, Canada) which may cause (1) conflict of interest between the Company and its former affiliate and (2) cause violation under section 4.2 (c ) of the consulting agreement. The Company determined that from the effective date of the consulting agreement (December 1, 2006) to March 12, 2007, both contractors have not rendered any services to the Company and therefore, the Contractors are not entitled to receive any compensation upon this termination as per section 4.4 of the agreement.

If you have any question(s) and/or concern(s), please do not hesitate to communicate the undersigned via email or registered mail.

Best Regards:

/s/ Mohammad Sultan
Mohammad Sultan (CEO)
For and on Behalf of:
Service Air Group Inc. (NJ, USA)

Enclosure:
•	Consulting Agreements